    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 19, 1996
                                                          REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   -----------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   -----------

                            ASYST TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

       CALIFORNIA                      3559                     94-2944251
(State or other jurisdiction      (Primary Standard          (I.R.S. Employer
     of incorporation         Industrial Classification       Identification
     or organization)                Code Number)                 Number)

                                   -----------
                                 48761 KATO ROAD
                            FREMONT, CALIFORNIA 94538
                                 (510) 661-5000
        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   -----------

                              DOUGLAS J. MCCUTCHEON
                            ASYST TECHNOLOGIES, INC.
                                 48761 KATO ROAD
                            FREMONT, CALIFORNIA 94538
                                 (510) 661-5000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   -----------
                                   COPIES TO:

                              James C. Kitch, Esq.
                               COOLEY GODWARD LLP
                              Five Palo Alto Square
                               3000 El Camino Real
                           Palo Alto, California 94306
                                 (415) 843-5000

                                   -----------
                  Approximate date of commencement of proposed
                sale to the public: AS SOON AS PRACTICABLE AFTER
                  THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

                                   -----------
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. []

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. []

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. []

                                   -----------
                         CALCULATION OF REGISTRATION FEE


                                                              PROPOSED MAXIMUM OFFERING  PROPOSED MAXIMUM AGGREGATE    AMOUNT OF
TITLE OF SECURITIES TO BE REGISTERED  AMOUNT TO BE REGISTERED    PRICE PER SHARE (1)         OFFERING PRICE (1)     REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.0001 par value.......       129,740                  $17.50                    $2,270,450                 $688

(1) Estimated solely for the purpose of calculating the amount of the registration fee based on the average of the high and low sales prices on the Nasdaq National Market on December 18, 1996.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                 SUBJECT TO COMPLETION, DATED DECEMBER 19, 1996

PROSPECTUS

                                 129,740 SHARES

                            ASYST TECHNOLOGIES, INC.

                                  COMMON STOCK

                               -------------------


         This Prospectus relates to 129,740 shares of Common Stock, no par value (the "Common Stock") which are being offered and sold by certain stockholders (the "Selling Shareholders") of Asyst Technologies, Inc. (the "Company"). The Selling Shareholders, directly or through agents, broker-dealers or underwriters, may sell the Common Stock offered hereby from time to time on terms to be determined at the time of sale, in transactions on the Nasdaq National Market or in privately negotiated transactions. The Selling Shareholders and any agents, broker-dealers or underwriters that participate in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), and any commission received by them and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting discounts or commissions under the Act. The Company will not receive any proceeds from the sale of shares by the Selling Shareholders. See "Selling Shareholders" and "Plan of Distribution."

         The Common Stock of the Company is quoted on the Nasdaq National Market under the symbol "ASYT." The last reported sales price of the Company's Common Stock on the Nasdaq National Market on December 18, 1996 was $17.25 per share.

                              --------------------

       THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON
                                     PAGE 4.

                              ---------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                       REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

         No underwriting commissions or discounts will be paid by the Company in connection with this offering. Estimated expenses payable by the Company in connection with this offering are $20,000. The aggregate proceeds to the Selling Shareholders from the Common Stock will be the purchase price of the Common Stock sold less the aggregate agents' commissions and underwriters' discounts, if any. See "Plan of Distribution."

         The Company has agreed to indemnify the Selling Shareholders, and the Selling Shareholders have agreed to indemnify the Company against certain liabilities, including liabilities under the Act.

December __, 1996

                              AVAILABLE INFORMATION

         The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Common Stock of the Company is quoted on the Nasdaq National Market. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W. Washington, D.C. 20006.

         A registration statement on Form S-3 with respect to the Common Stock offered hereby (the "Registration Statement") has been filed with the Commission under the Act. This Prospectus does not contain all of the information contained in such Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus regarding the contents of any contract or any other documents are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document filed as an exhibit to the Registration Statement. The Registration Statement, including exhibits thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section, Securities and Exchange Commission, Washington, D.C., 20549, upon payment of the prescribed fees.

         The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information filed electronically with the Commission. The address of the site is http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, filed or to be filed with the Commission under the Exchange Act are hereby incorporated by reference into this Prospectus:

         (i) The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1996;

         (ii) The Company's Quarterly Report on Form 10-Q for the quarter ended June 29, 1996;

         (iii) The Company's Quarterly Report on Form 10-Q for the quarter ended September 28, 1996;

         (iv) The Company's Proxy Statement for its annual meeting of stockholders held on September 30, 1996 (other than the portions thereof identified as not deemed filed with the Commission); and

         (v) The Description of Capital Stock contained in the Company's Form S-1 Registration Statement filed with the Commission on February 21, 1995.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


                                       2.

         The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been incorporated by reference herein (not including exhibits to such documents unless such exhibits are specifically incorporated by reference herein or into such documents). Such request may be directed to Asyst Technologies, Inc.,
Attention: Douglas J. McCutcheon, 48761 Kato Road, Fremont, California 94538, telephone (510) 661-5000.


                                       3.

                                   THE COMPANY

         The Company was incorporated in California in 1984. Unless the context otherwise requires, references in this Prospectus to the "Company" or "Asyst" refer to Asyst Technologies, Inc. and its subsidiaries. The Company's executive offices are located at 48761 Kato Road, Fremont, California 94538, and its telephone number is (510) 661-5000.

                                  RISK FACTORS

         This Prospectus contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those discussed in the forward-looking statements that involve risks and uncertainties, including those set forth below. Prospective investors should consider the following factors in evaluating the Company and its business before purchasing any shares of the Common Stock offered hereby.

         VARIABILITY OF QUARTERLY OPERATING RESULTS

         The Company's revenues and operating results can fluctuate substantially from quarter to quarter depending on such factors as the timing of significant customer orders, the timing of product shipments, variations in the mix of products sold, new product introductions by the Company, changes in customer buying patterns, fluctuations in the semiconductor equipment market, availability of key components, difficulties in achieving or maintaining desired operating efficiencies and general trends in the economy. The procurement process of the Company's customers is typically six to twelve months or longer from initial inquiry to order and may involve competing capital budget considerations, thus making the timing of customer orders uneven and difficult to predict. Any delay or failure to receive anticipated orders could adversely affect the Company's financial performance.

          A significant portion of the Company's net sales in any quarter is typically derived from a small number of long-term, multimillion dollar customer projects involving an upgrade of an existing facility, the construction of a new facility or the shipping of a single or multiple automation solution(s) of up to several million dollars in revenue recognition. The Company typically cannot ship its products until the facility and/or the process tools housed in the facility are ready, and thus faces uncertainty in the scheduling of shipments due to many factors beyond its control. Customers generally may cancel or reschedule shipments with limited or no penalty. For example, during the quarter ended September 28, 1996, the Company's customers rescheduled $19.0 million worth of orders to later periods.

          In addition, due to production cycles and customer requirements, the Company often ships significant quantities of products in the last month of the quarter. This factor increases the risk of unplanned fluctuations in net sales since management has limited opportunity to take corrective actions should a customer reschedule a shipment or otherwise delay an order during the last month of the quarter. Moreover, a shortfall in planned net sales in a quarter as a result of these factors could have a material adverse effect on the Company's operating results for the quarter. Given these factors, the Company expects that quarter to quarter performance will fluctuate for the foreseeable future and consequently that quarter to quarter comparisons will not be meaningful.

         ACCEPTANCE OF MINI-ENVIRONMENT TECHNOLOGY BY CUSTOMERS

         In fiscal 1996 and for the six month ended September 28, 1996, substantially all of the Company's revenues were accounted for by sales of mini-environment systems and related products to a small number of semiconductor manufacturers, and the Company expects that sales of such systems will continue to account for a majority of revenues for the foreseeable future. Given that the use of mini-environment systems represents an alternative to the conventional cleanroom approach utilized by semiconductor manufacturers, the Company's growth prospects depend in large part upon the acceptance by a broader group of customers of the Company's mini-environment technology. Because of the large capital commitment involved in the construction and operation of a semiconductor manufacturing facility, the decision by a semiconductor manufacturer to make a large-scale deployment of the Company's products involves significant organizational, technological and financial commitment by the semiconductor manufacturer. While the Company actively promotes the acceptance of mini-environment technology and has as customers semiconductor manufacturers that can serve as influential reference accounts, there can be no assurance that the Company will be successful in obtaining broader acceptance of its products and technology.


                                       4.

         CUSTOMER CONCENTRATION

         A significant portion of the Company's net sales is derived from a small number of customers. Sales of the Company's products to Taiwan Semiconductor Manufacturing Co., Ltd. ("TSMC") accounted for approximately 30%, 18% and 16% of the Company's net sales during fiscal 1995 and 1996 and for the six months ended September 28, 1996, respectively. In addition, 60% of the Company's backlog at March 31, 1996 was comprised of orders from four customers:
Chartered Semiconductor, Inc., Macronix International, Ltd., Siemens Microelectronics, GmbH ("Siemens"), and TSMC. Business from the Company's customers is based primarily on facility upgrade and new facility construction projects. The Company's projects are typically completed within a six to eighteen month period from when the customer's purchase order is initially received. As these projects are completed, business from these customers will decline substantially unless they undertake additional projects incorporating the Company's products. For example, sales of the Company's products to International Business Machines Corporation ("IBM"), which accounted for approximately 44% of the Company's net sales during fiscal 1993, declined to approximately 3% of the Company's net sales during fiscal 1994 and 5% of the Company's net sales during fiscal 1995. Although the Company has received new orders from existing customers, including TSMC, IBM and Siemens, during the six months ended September 28, 1996, if additional projects are not initiated by existing customers, the performance of the Company will depend on securing business from new customers. There can be no assurance that the Company will be successful in its sales and marketing efforts, and any significant weakening in customer demand would have a material adverse effect on the Company.

         DEPENDENCE ON SEMICONDUCTOR INDUSTRY

         The Company's business depends upon the capital expenditures of semiconductor manufacturers, which in turn depend on the current and anticipated market demand for integrated circuits and products utilizing integrated circuits such as personal computers. The semiconductor industry is cyclical and has historically experienced periodic downturns. These downturns are difficult to predict and have often had a severe adverse effect on the semiconductor industry's demand for semiconductor processing equipment. The Company believes that its future performance will be adversely affected from time to time by such industry downturns.

         RETENTION AND RECRUITMENT OF KEY PERSONNEL

         The Company's success depends to a significant extent upon a small number of senior management and technical personnel. The loss of the services of one or more of these key persons could have a material adverse effect on the Company. The Company's future success will depend in large part upon its ability to recruit and retain highly skilled technical, managerial, financial and marketing personnel, who are in great demand. A failure to retain, acquire and/or adequately train such persons could have a material adverse impact on the Company.

         MANAGEMENT OF GROWTH AND PERSONNEL CHANGES

         During the last several years the Company has grown significantly in the number of its employees and the geographic area of its operations. The growth of the Company's business and the expansion of the Company's customer base have placed a significant strain on the Company's management, operations and financial systems, and the Company has experienced substantial turnover in its management ranks. During fiscal 1996, the Company hired a new Chief Financial Officer. During fiscal 1997 the Company has hired a new Chief Operating Officer and a President of Asyst Software, Inc. The Company's future operating results will be dependent in part on its ability to recruit and retain effective senior managers, to continue to improve its operating and financial controls and management information systems and to expand, train and manage its management and employee base.

         In addition, the Company relocated its operations to a larger facility in Fremont, California during calendar 1995 in order to accommodate the Company's expanded operations and to increase the Company's manufacturing capacity. During calendar 1996, the Company expanded into an additional facilities in Fremont, California and in San Jose, California. There can be no assurance that the Company will be able to manage such changes successfully


                                       5.

or that such moves will not disrupt the Company's operations. Failure to manage the Company's growth effectively could have a material adverse effect on the Company.

         COMPETITION

         The Company currently has only limited direct competition with respect to its Asyst-SMIF System and SMART-Traveler System products, with its principal competition coming from conventional approaches to solving the contamination and manufacturing control problems of the semiconductor manufacturing industry. The semiconductor equipment industry, however, is highly competitive in general, and there can be no assurance that one or more potential competitors will not enter the Company's market. During the past several years, several companies, including Jenoptik, GmbH ("Jenoptik"), have begun offering one or more products that compete with the mini-environment products of the Company. As a result of competition in the mini-environment systems marketplace, the Company may encounter competition which could have a negative effect on the Company's operating results. The Company faces potential competition from a number of companies, including semiconductor equipment and cleanroom construction companies, some of which may have greater name recognition, more extensive engineering, manufacturing and marketing capabilities and substantially greater financial, technical and personnel resources than those available to the Company. There can be no assurance that the Company will be able to compete successfully in the future. Asyst Automation, Inc. has several significant competitors including PRI Automation, Inc. and Daifuku Ltd. who have significant market share in various market segments and geographical regions.

         DEPENDENCE ON NEW PRODUCTS AND TECHNOLOGIES

         Semiconductor equipment and processes are subject to rapid technological change. The development of more complex integrated circuits has driven the need for new facilities, equipment and processes to produce such devices at acceptable cost and yield. The Company believes that its future success will depend in part upon its ability to continue to enhance its existing products to meet customer needs and to develop and introduce new products which maintain technological leadership. There can be no assurance that the Company's product development efforts will be successful or that the Company will be able to respond effectively to technological change.

         DEPENDENCE ON KEY SUPPLIERS

         Certain of the components and subassemblies included in the Company's products are obtained from a single supplier or a limited group of suppliers. In addition, Asyst Automation currently obtains its automated transport system from an OEM supplier. Although to date the Company has experienced only minimal delays in receiving goods from its key suppliers, disruption or termination of these sources could have a temporary adverse effect on the Company's operations. The Company believes that in time alternative sources could ordinarily be obtained and qualified to supply these products, but a prolonged inability to obtain certain components could have an adverse effect on the Company's operating results and could result in damage to customer relationships.

         PATENTS AND PROPRIETARY RIGHTS

         The Company relies on a combination of patent, trade secret and copyright protection to establish and protect its intellectual property. While the Company intends to protect its patent rights vigorously, there can be no assurance that any patents held by the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company. The Company also relies on trade secrets that it seeks to protect, in part, through confidentiality agreements with employees, consultants and other parties. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known to or independently developed by others.


                                       6.

         There has been substantial litigation regarding patent and other intellectual property rights in semiconductor related industries. On October 28, 1996, the Company filed a lawsuit in the united States District court for the Northern district of California against Jenoptik, Emtrak, Inc., Empak, Inc. and Jenoptik-Infab, Inc. alleging infringement of two U.S. patents related to the SMART-Traveler system. Jenoptik-Infab and Emtrak have answered and counterclaimed alleging violation of the anti-trust laws. Further litigation may be necessary to enforce other patents issued to the Company, to protect trade secrets or know-how owned by the Company or to defend the Company against claimed infringement of the rights of others and to determine the scope and validity of the proprietary rights of others. Any such litigation could result in substantial cost and diversion of effort by the Company, which by itself could have a material adverse effect on the Company's financial condition and operating results. Further, adverse determinations in such litigation could result in the Company's loss of proprietary rights, subject the Company to significant liabilities to third parties, require the Company to seek licenses from third parties or prevent the Company from manufacturing or selling its products, any of which could have a material adverse effect on the Company's financial condition and results of operations.

         RISKS OF INTERNATIONAL OPERATIONS

         Approximately 55% and 62% of the Company's net sales in fiscal 1996 and for the six months ended September 28, 1996, respectively, were attributable to sales outside the United States, primarily in Taiwan, Europe and Singapore, and the Company expects that international sales will continue to represent a significant portion of its total revenues. Sales to customers outside the United States are subject to risks, including exposure to currency fluctuations, the imposition of governmental controls, the need to comply with a wide variety of foreign and U.S. export laws, political and economic instability, trade restrictions, changes in tariffs and taxes, longer payment cycles typically associated with foreign sales, the greater difficulty of administering business overseas and general economic conditions. In addition, the laws of certain foreign countries may not protect the Company's intellectual property to the same extent as do the laws of the United States. Although to date the Company's results of operations have not been adversely affected by currency exchange rate fluctuations because the Company has invoiced substantially all of its international sales in United States dollars, there can be no assurance that the Company's results of operations will not be adversely affected by currency fluctuations in the future.

         INTEGRATION OF OPERATIONS

         In November 1996, Asyst acquired Radiance Systems Incorporated ("Radiance") pursuant to the Agreement and Plan of Reorganization dated September 20, 1996 among the Company, Radiance, Radiance Acquisition Inc. and Sanjeev Sharma, Ashish Chona, Ravi Panja and Girish Gaitonde, as amended (the "Plan of Reorganization"). If the Company is to realize the anticipated benefits of this acquisition, the operations of the Company and Radiance must be integrated and combined efficiently. There can be no assurance that the integration process will be successful or that the anticipated benefits of these business combinations will be fully realized. The difficulties of this integration may be increased by the necessity of integrating personnel with disparate business backgrounds and combining different corporate cultures. There can be no assurance that there will not be substantial costs associated with such activities or that there will not be other material adverse effects of this integration efforts. Such effects could materially reduce the short-term earnings of the Company. The Company expects to incur an acquisition related charge in its third quarter ending December 28, 1996, currently estimated to be $1.0 million to $1.5 million representing purchased research and development in process. This amount is a preliminary estimate only and is therefore subject to change. In addition, there can be no assurance that the Company will not incur additional charges in subsequent quarters to reflect costs associated with this acquisition. Such effects could further reduce the short-term earnings of the Company.

         ANTI-TAKEOVER MEASURES

         The Company's Articles of Incorporation and Bylaws include provisions that may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company. These provisions include


                                       7.

certain advance notice procedures for nominating candidates for election to the Board of Directors, a provision eliminating shareholder actions by written consent and a provision under which only the Board of Directors or shareholders holding at least 10% of the outstanding Common Stock may call special meetings of the shareholders. The Company has entered into agreements with its officers and directors indemnifying them against losses they may incur in legal proceedings arising from their service to the Company.

         POTENTIAL ADVERSE EFFECT OF AUTHORIZED BUT UNISSUED PREFERRED STOCK ON HOLDERS OF COMMON STOCK; ANTI-TAKEOVER EFFECTS

         The Board of Directors has authority to issue up to 4,000,000 shares of Preferred Stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of those shares without any future vote or action by the shareholders. The rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, thereby delaying, deferring or preventing a change in control of the Company. Furthermore, such Preferred Stock may have other rights, including economic rights senior to the Common Stock, and as a result, the issuance thereof could have a material adverse effect on the market value of the Common Stock. The Company has no present plans to issue shares of Preferred Stock.

         POTENTIAL VOLATILITY OF STOCK PRICE

         The Company believe factors such as quarterly fluctuations in results of operations, announcements of new orders by the Company or its competitors and changes in either earnings estimates of the Company or investment recommendations by stock market analysts may cause the market price of the Common Stock to fluctuate, perhaps substantially. In addition, in recent years, the stock market in general and shares of technology companies in particular have experienced extreme price fluctuations, and such extreme price fluctuations may continue. These broad market and industry fluctuations may adversely affect the market price of the Company's Common Stock.

         ADDITIONAL FINANCINGS

         Future sales of substantial amounts of Common Stock in the public market could have an adverse effect on the price of Common Stock. Such sales might also impair the Company's ability to raise additional funds through equity financing. In such event, to the extent that funds generated from operations, together with the Company's existing capital resources, are insufficient to meet the Company's capital requirements, the Company will be required to rely on alternative sources of funding, including debt financing, corporate partnering arrangements and capital lease transactions. No assurance can be given that additional financing will be available or, if available, will be available on acceptable terms.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders in the offering.


                                       8.

                              SELLING SHAREHOLDERS

         The following table sets forth the names of the Selling Shareholders, the number of shares of Common Stock owned beneficially by each of them as of November 30, 1996 and the number of shares which may be offered pursuant to this Prospectus. This information is based upon information provided by the Selling Shareholders. The Selling Shareholders may offer all, some or none of their Common Stock.

                                              SHARES BENEFICIALLY                                     SHARES BENEFICIALLY OWNED
                                          OWNED PRIOR TO OFFERING (1)                                    AFTER OFFERING(1)(3)
                                       ---------------------------------       NUMBER OF SHARES       -------------------------
                NAME                          NUMBER        PERCENT(2)         BEING OFFERED           NUMBER         PERCENT(2)
                ----                          ------        ----------         -------------           ------         ----------

Ravi Panja(4).......................           39,787           *                     39,787             0                *
Ashish Chona(5).....................           39,787           *                     39,787             0                *
Sanjeev Sharma(6)...................           39,787           *                     39,787             0                *
Girish Gaitonde(7)..................           10,379           *                     10,379             0                *




*        Less than one percent.

(1) Unless otherwise indicated below, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable.

(2) Applicable percentage of ownership is based on 5,088,212 shares of Common Stock outstanding on November 30, 1996.

(3)      Assumes the sale of all shares offered hereby.

(4)      Mr. Panja was a director, President and Chief Executive Officer of
         Radiance.

(5)      Mr. Chona was a director and Chief Financial Officer of Radiance.

(6)      Mr. Sharma was a director and Secretary of Radiance.

(7)      Mr. Gaitonde was a director of Radiance.


                                       9.

                              PLAN OF DISTRIBUTION

         The shares of Common Stock offered by the Selling Shareholders may be sold from time to time to purchasers directly by any of the Selling Shareholders acting as principal for its own account in one or more transactions at a fixed price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Alternatively, any of the Selling Shareholders may from time to time offer the Common Stock through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Shareholders and/or the purchasers of shares for whom they may act as agent. Sales may be made on the Nasdaq National Market or in private transactions. In addition to sales of Common Stock pursuant to the Registration Statement of which this Prospectus is a part, the Selling Shareholders may sell such Common Stock in compliance with Rule 144 promulgated under the Act.

         The Selling Shareholders and any agents, broker-dealers or underwriters that participate in the distribution of the Common Stock offered hereby may be deemed to be underwriters within the meaning of the Act, and any discounts, commissions or concessions received by them and any profit on the resale of the Common Stock purchased by them might be deemed to be underwriting discounts and commissions under the Act.

         In order to comply with the securities laws of certain states, if applicable, the Common Stock may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

         Pursuant to the Plan of Reorganization, the Company has agreed to register the Selling Shareholders' Common Stock under applicable Federal and state securities laws under certain circumstances and at certain times. The Company will pay substantially all of the expenses incident to the offering and sale of the Common Stock to the public, other than commissions, concessions and discounts of underwriters, dealers or agents. Such expenses (excluding such commissions and discounts) are estimated to be $20,000. The above-referenced agreement provides for cross-indemnification of the Selling Shareholders and the Company to the extent permitted by law, for losses, claims, damages, liabilities and expenses arising, under certain circumstances, out of any registration of the Common Stock.

                                  LEGAL MATTERS

         The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Cooley Godward LLP, Palo Alto, California.

                                     EXPERTS

         The financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.


                                       10.

         No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to the date hereof.

                              ---------------------


                                TABLE OF CONTENTS

                                                                      Page
                                                                      ----
Available Information ................................................  2
Incorporation of Certain Documents by Reference.......................  2
The Company..........................................................   4
Risk Factors..........................................................  4
Use of Proceeds.......................................................  8
Selling Shareholders..................................................  9
Plan of Distribution.................................................. 10
Legal Matters ........................................................ 10
Experts  ............................................................. 10

                              ---------------------

                                       11.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the registration fee.

                  Registration fee..............................     $   700
                  Printing and engraving expenses...............       2,000
                  Legal fees and expenses.......................      10,000
                  Accounting Fees and Expenses..................       3,000
                  Miscellaneous.................................       3,700
                  Nasdaq fee....................................       2,600
                                                                    --------
                          Total.................................   $  20,000
                                                                   =========


ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         The Company's Bylaws provide that the Company will indemnify its directors and officers to the fullest extent not prohibited by California law. The Company is also empowered under its Articles of Incorporation and Bylaws to enter into indemnification contracts with its directors, officers, employees and agents and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. Pursuant to this provision, the Company has entered into indemnity agreements with each of its directors and officers.

         In addition, the Company's Articles of Incorporation provide that, to the fullest extent permitted by California law, the Company's directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its shareholders. This provision in the Articles of Incorporation does not eliminate the duty of care, and in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under California law. Each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct or knowing and culpable violations of law, that the director believes to be contrary to the best interests of the Company or its shareholders, involving a reckless disregard for the director's duty to the Company or its shareholders when the director was aware or should have been aware of a risk of serious injury to the Company or its shareholders, or an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders, for improper transactions between the director and the Company and for improper distributions to shareholders and loans to directors and officers or for acts or omissions by the director as an officer. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

         There is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

ITEM 16. EXHIBITS

         (a)      Exhibits.

      EXHIBIT
      NUMBER               DESCRIPTION OF DOCUMENT
      ------               -----------------------

         2.1 Agreement and Plan of Reorganization dated September 20, 1996 among Asyst, Radiance, Radiance Acquisition Inc. and Sanjeev
                  Sharma, Ashish Chona, Ravi Panja and Girish Gaitonde, as amended.
         5.1      Opinion of Cooley Godward LLP.
         23.1     Consent of Arthur Andersen LLP. Reference is made to page
                  II-6.
         23.2     Consent of Cooley Godward LLP. Reference is made to Exhibit
                  5.1.
         24.1     Power of Attorney. Reference is made to page II-4.

ITEM 17.UNDERTAKINGS.

         (a)      Rule 415 Offering

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b)      Acceleration of Effectiveness

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 or Regulation S-X are not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

         (c)      Registration Statement Permitted by Rule 430A

         The undersigned Registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant duly certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, County of Alameda, State of California, on December 18, 1996.

                                                 ASYST TECHNOLOGIES, INC.

                                           By:  /s/ Mihir Parikh
                                                ------------------------------
                                                Mihir Parikh
                                                Chairman of the Board and
                                                Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mihir Parikh and Douglas J. McCutcheon and each or any one of them, as his true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

     SIGNATURE                            TITLE                          DATE



/s/ Mihir Parikh                  Chairman of the Board, Chief     December 13, 1996
--------------------------        Executive Officer and Director
Mihir Parikh                      (Principal Executive Officer)



/s/ Douglas J. McCutcheon         Senior Vice President and        December 13, 1996
--------------------------        Chief Financial Officer
Douglas J. McCutcheon             (Principal Financial and
                                  Accounting Officer)



/s/ James E. Springgate           Director                         December 13, 1996
--------------------------
James E. Springgate


/s/ Walter W. Wilson              Director                         December 16, 1996
--------------------------
Walter W. Wilson


/s/ Tsuyoshi Kawanishi            Director                         December 17, 1996
--------------------------
Tsuyoshi Kawanishi

                                                                    EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated June 4, 1996, included in Asyst Technologies, Inc.'s Form 10-K for the year ended March 31, 1996, and to all references to our Firm included in this registration statement.


                              /s/ Arthur Andersen LLP
                                  Arthur Andersen LLP

San Jose, California
December 18, 1996

                                INDEX TO EXHIBITS

                                                                                   SEQUENTIALLY
 EXHIBIT                                                                              NUMBERED
 NUMBER                   DESCRIPTION OF DOCUMENT                                   PAGE NUMBER

2.1      Agreement and Plan of Reorganization dated September 20, 1996 among
         Asyst, Radiance, Radiance Acquisition Inc. and Sanjeev Sharma,
         Ashish Chona, Ravi Panja and Girish Gaitonde, as amended. . . . . . . . .

5.1      Opinion of Cooley Godward LLP . . . . . . . . . . . . . . . . . . . . . .

23.1     Consent of Arthur Andersen LLP.  Reference is made to page II-6 . . . . .

23.2     Consent of Cooley Godward LLP.  Reference is made to Exhibit 5.1 . . . . .

24.1     Power of Attorney.  Reference is made to page II-4. . . . . . . . . . . .